Exhibit 10.1

August 31, 2006

Mr. Paul Martin
1142 Greystone Manor Parkway
Chesterfield, Missouri 63005

Dear Paul:

Reference is hereby made to your Offer Letter, dated July 17, 2006 (the “Offer Letter”), accepted by you on July 20, 2006, related to your employment as the Chief Financial Officer of Perficient, Inc. (the “Company”).

The Offer Letter provides for a restricted stock grant of 50,000 shares (the “Employee Grant”), subject to approval of the Compensation Committee of the Board of Directors of the Company, with a five year vesting schedule as set forth in the Offer Letter. The Restricted Stock Grant was approved by the Compensation Committee on August 29, 2006. As discussed, subject to further approval of the Compensation Committee, the Company has agreed to insert into Paragraph 6(a) of the Restricted Stock Award Agreement a special accelerated vesting provision that provides for 50% acceleration of vesting upon a Corporate Transaction, with further acceleration of all unvested stock in the event of your Involuntary Termination in connection with or within one year after a Corporate Transaction (as such terms are defined in the Restricted Stock Award Agreement).

The Offer Letter also provides that “you will be eligible for severance compensation if you are terminated without cause up to one year following a change of control (as defined in the 1999 Perficient Stock Options/Stock Issuance Plan).” As discussed, the Company agrees to modify this provision of the Offer Letter such that you will be eligible for severance compensation (as provided therein) if you are subject to an Involuntary Termination in connection with or within one year following a Corporate Transaction (as such terms are defined in the Restricted Stock Award Agreement).

The Offer Letter, as modified by this letter, together with the Restricted Stock Award Agreement (and related Notice of Grant) and other agreements referred to in the Offer Letter, contain all of the terms of your employment with the Company and supersede any prior understandings or agreements, whether oral or written, between you and the Company. Except as modified herein, the Offer Letter remains in full force and effect.

If the foregoing terms are acceptable, please indicate your agreement by signing and dating this letter in the space provided below and returning to me.

Sincerely,

/s/ Jeffrey Davis

Jeffrey Davis
President and Chief Operating Officer
Perficient, Inc.

AGREED TO AND ACCEPTED BY:

/s/ Paul E. Martin
Paul E. Martin

Dated: September 1, 2006